Exhibit 10.1

AMENDMENT #1 TO SHARE PURCHASE AGREEMENT

WHEREAS, CDT Equity Inc. has agreed to bear the reasonable costs associated with the additional audit procedures and prior two fiscal years of audited financial statements in connection with the valuation and audit treatment of CDT Equity Inc.’s 20% equity interest in Sarborg Limited through to June 30, 2026.

This Amendment #1 to Share Purchase Agreement, dated as of August 31, 2026, is entered into by CDT Equity Inc., a Delaware corporation, the “CDT” or the “Company”, Sarborg Limited, a Cayman Islands company, “Sarborg”, together the “Parties”.

Reference is made to the Securities Purchase Agreement dated February 19, 2026, the “Agreement”, under which the Company agreed to pay Sarborg a cash consideration of $8,000,000, pursuant to Section 1(b) of the Agreement. Capitalized terms not defined in this Amendment carry the meaning given to them in the Agreement.

1.	Stock Reduction of Cash Consideration. Of the $8,000,000 cash consideration payable by the Company to Sarborg under Section 1(b) of the Agreement, $1,750,000, or such other amount as may be mutually agreed between the Parties, shall be satisfied through the issuance of shares of the Company’s Common Stock to Sarborg. This issuance shall reduce the cash consideration owed to Sarborg. At no time shall the Company issue shares to Sarborg in an amount that would result in Sarborg beneficially owning, or the Company issuing to Sarborg, more than 4.99% of the Company’s outstanding shares of Common Stock, as applicable under the Agreement.

2.	Audit Costs. The Company shall pay the audit costs incurred in connection with Sarborg’s FY 2024, FY 2025 and pro-forma 2026 review, agreed between the Parties and CRI. This amount shall be credited against the cash consideration owed to Sarborg under Section 1(b) of the Agreement.

3.	Remaining Cash Consideration. Following the reductions set out above, the outstanding cash consideration payable by the Company to Sarborg under Section 1(b) of the Agreement is $5,500,000. This shall be paid from proceeds of the Company’s ATM Sales facility as agreed between the Parties by mutual consent. The Company agrees to make a minimum payment of $150,000 per calendar month towards the outstanding cash consideration, with any remaining outstanding balance to be paid in full no later than May 31, 2027, or such other date as may be mutually agreed between the Parties.

4.	Effect on Agreement. Except as amended by this Amendment, the Agreement remains in full force, effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

COMPANY:

CDT EQUITY INC.

By:	/s/ Jamie Bligh
Name:	Jamie Bligh
Title:	Chief Financial Officer

AGREED AND ACKNOWLEDGED:

SARBORG LIMITED

By:	/s/ Mark Taylor
Name:	Mark Taylor
Title:	Director